Exhibit 99.1

Investor Relations Contact	News Media Contact
Craig Jackson, VP & Treasurer	phone (937) 224-5940
phone (937) 259-7033	e-mail communications@dplinc.com

DPL Reports Third Quarter 2011 Earnings

DAYTON, Ohio — October 27, 2011 — DPL Inc. (NYSE: DPL) today reported third quarter 2011 earnings of $0.58 per share, compared to $0.74 per share for the same period in 2010.  For the nine months ended September 30, 2011, earnings were $1.24 per share compared to $1.88 per share for the same period in 2010.  Earnings per share information reported in this press release is based on diluted shares outstanding unless otherwise noted.  Average total diluted shares outstanding were 115.5 million for the third quarter 2011 and 116.3 million for the same period in 2010.

Excluding certain special items, adjusted earnings for the third quarter 2011 and nine months ended September 30, 2011 were $0.70 and $1.61 per share respectively.

	Three Months Ended September 30,		Nine Months Ended September 30,
Non-GAAP EPS Reconciliation	2011	2010	2011	2010
Earnings per share (GAAP unaudited)	$0.58	$0.74	$1.24	$1.88
Adjustments:
Mark to market losses	0.06	—	0.08	—
Merger related costs	0.05	—	0.10	—
Debt purchase premium and write-off	—	—	0.09	—
Tax adjustments	—	—	0.05	—
Storm costs	0.01	—	0.05	—
Adjusted earnings per share (Non-GAAP)	$0.70	$0.74	$1.61	$1.88

“We had a strong quarter from an operational perspective and a good one financially”,  said Paul Barbas, DPL President and CEO.  “Because of our cost control and execution within our core electric business, we expect to achieve our 2011 adjusted earnings per share from continuing operations, despite the significant challenges of increasing retail competition.”

Third Quarter 2011 Financial Results

Revenues decreased $5.1 million, or 1%, to $511.8 million for the third quarter 2011 compared to $516.9 million for the same period in 2010.  This decrease was primarily the result of lower retail sales volumes and a decrease in RTO capacity revenues, partially offset by higher retail rates, an increase in wholesale sales volumes, and higher average wholesale prices.

Retail revenues increased $7.7 million resulting primarily from a 3% increase in average retail rates, partially offset by increased customer shopping and a 2% decrease in retail sales volumes.

Wholesale revenues increased $9.5 million primarily as a result of a 16% increase in average wholesale prices and a 12% increase in wholesale sales volumes. RTO, RTO capacity and other revenues, including mark to market losses, decreased $22.3 million primarily due to a decrease in PJM capacity revenue.

	Three Months Ended September 30,
$ in millions	2011	2010	Variance
Retail	$410.3	$402.6	$7.7
Wholesale	40.7	31.2	9.5
RTO Revenues	22.3	23.4	(1.1)
RTO Capacity Revenues	37.3	57.0	(19.7)
Other Revenues	2.8	2.7	0.1
Mark to Market Losses	(1.6)	0.0	(1.6)
Total Revenues	$511.8	$516.9	(5.1)

For the nine months ended September 30, 2011, revenues increased $37.8 million, or 3%, to $1,451.4 million compared to $1,413.6 million for the same period in 2010.

Fuel costs, which include coal, gas, oil, and emission allowances (net of gains on sales), increased $24.7 million, or 24%, for the third quarter 2011 compared to the same period in 2010.  The increase was primarily due to a 20% increase in average fuel prices and a $10.4 million increase related to unrealized mark-to-market fuel losses. These increases were partially offset by a 3% reduction in generation volume and a $2.7 million net increase in gains realized from emission allowance and coal sales.

	Three Months Ended September 30,
$ in millions	2011	2010	Variance
Fuel Costs	$121.8	$104.8	$17.0
Gains from Sale of Coal	(3.9)	(1.1)	(2.8)
Gains from Sale of Emission Allowances	0.0	(0.1)	0.1
Mark to Market Losses	11.1	0.7	10.4
Total Fuel Costs	$129.0	$104.3	$24.7

For the nine months ended September 30, 2011, fuel costs increased $23.8 million, or 8%, to $320.9 million compared to $297.1 million for the same period in 2010.

Purchased power costs decreased $10.7 million, or 9%, for the third quarter 2011 compared to the same period in 2010.  This decrease was primarily due to a $24.1 million decrease in RTO capacity charges and a 13% reduction in average purchase power prices, partially offset by an $18.9 million increase in purchased power volumes.

	Three Months Ended September 30,
$ in millions	2011	2010	Variance
Purchased Power	$39.7	$26.5	$13.2
RTO Charges	34.5	33.3	1.2
RTO Capacity Charges	35.5	59.6	(24.1)
Mark to Market (Gains) / Losses	(1.4)	(0.4)	(1.0)
Total Purchased Power	$108.3	$119.0	$(10.7)

For the nine months ended September 30, 2011, purchased power costs increased $60.0 million, or 21%, to $342.7 million compared to $282.7 million for the same period in 2010.

Gross margin decreased $19.1 million, or 7%, to $274.5 million for the third quarter 2011 compared to $293.6 million for same period in 2010.  For the nine months ended September 30, 2011, gross margin decreased $46.0 million, or 6%, to $787.8 million compared to $833.8 million for the same period in 2010.

Operation and maintenance expense increased $7.8 million, or 9%, for the third quarter 2011 compared to the same period in 2010.  The increase was primarily attributable to a $5.8 million increase in merger related costs, a $3.0 million increase in costs which are funded through rate riders, a $2.4 million increase in competitive retail operating costs, and a $2.3 million increase in storm related costs, partially offset by a $4.6 million decrease in group insurance and long-term disability costs and the timing of routine line maintenance costs of $1.4 million.

For the nine months ended September 30, 2011, operation and maintenance expense increased $45.9 million, or 18%, to $298.2 million compared to $252.3 million for the same period in 2010.

Depreciation and amortization expense increased $3.6 million, or 11%, for the third quarter 2011 compared to the same period in 2010.  This increase was primarily due to an increase in depreciable property.

For the nine months ended September 30, 2011, depreciation and amortization expense increased $0.7 million, or 1%, to $106.0 million compared to $105.3 million for the same period in 2010.

General taxes increased $1.2 million, or 4%, for the third quarter 2011 compared to the same period in 2010 primarily due to higher property tax accruals.

For the nine months ended September 30, 2011, general taxes increased $7.8 million, or 8%, to $104.1 million compared to $96.3 million for the same period in 2010.

Interest expense decreased $0.8 million, or 5%, for the third quarter 2011 compared to the same period in 2010.  The decrease was primarily related to a reduction in interest expense due to the purchase of the DPL Capital Trust II 8.125% capital securities noted below, partially offset by a $3.1 million write-off of the ineffective portion of DPL’s interest rate hedges.  This write-off has been included as part of the merger related costs in the non-GAAP to GAAP earnings per share reconciliation above.

For the nine months ended September 30, 2011, interest expense decreased $1.7 million, or 3%, to $51.3 million compared to $53.0 million for the same period in 2010.

Charge for the early redemption of debt

DPL purchased $122.0 million principal amount of DPL Capital Trust II 8.125% capital securities in a privately negotiated transaction in February 2011.  As part of this transaction, DPL paid a $12.2 million, or 10%, premium and recognized $3.1 million of unamortized discount and issuance costs during the first quarter 2011.

Income taxes decreased $11.8 million, or 29%, for the third quarter 2011 compared to the same period in 2010 primarily due to a decrease in pre-tax income.

For the nine months ended September 30, 2011, income taxes decreased $37.2 million, or 35%, to $69.7 million compared to $106.9 million for the same period in 2010.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $67.6 million at September 30, 2011 compared to $124.0 million at December 31, 2010.  The decrease in cash and cash equivalents was primarily attributed to $141.3 million of capital expenditures, $134.2 million related to the purchase of DPL Capital Trust II 8.125% capital securities, $113.8 million of dividends paid on common stock, $8.3 million related to the acquisition of MC Squared Energy Services, LLC, and the posting of $13.5 million of MC Squared debt and collateral, partially offset by $264.8 million of cash generated from operating activities, net sales of $69.2 million of short-term investments, proceeds from warrant and option exercises of $16.6 million, and a net issuance of long-term debt of $2.6 million.

On August 24, 2011, The Dayton Power and Light Company (“DP&L”) entered into a four year, $200 million unsecured revolving credit agreement with a syndicated bank group.  The agreement, which expires on August 24, 2015, replaced DP&L’s $220 million unsecured revolving credit agreement which was due to expire on November 21, 2011 and has been terminated.

On August 24, 2011, DPL entered into a three year, $125 million unsecured revolving credit agreement with a syndicated bank group.  The agreement expires on August 24, 2014.

On August 24, 2011, DPL entered into a $425 million unsecured term loan agreement with a syndicated bank group.  The agreement expires on August 24, 2014.  DPL has drawn down $300 million of the $425 million available under the facility and used the proceeds to pay down the $297.4 million Senior Notes that matured on September 1, 2011.

As of October 26, 2011, there were no borrowings on the combined $525 million revolving credit facilities and there was $125 million available on the $425 million term loan.

Availability on Revolvers and Term Loan at October 26, 2011 ($ in millions)	DP&L	DPL	Total
Availability on DP&L $200 million revolver	$200	—	$200
Availability on DP&L $200 million revolver	200	—	200
Availability on DPL $125 million revolver	—	125	125
Availability on DPL $425 million term loan	—	125	125
Total Availability	$400	$250	$650

Construction additions were $128.5 million during the nine months ended September 30, 2011.  Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors.  For the period 2011 through 2013, DPL is projecting to spend an estimated $750 million on capital projects.

Retail Competition Update

The annualized percentage of DP&L’s retail load (in MWHs) that has switched to Competitive Retail Electric Service (“CRES”) providers is currently 51%.  However, DPL Energy Resources, Inc. (“DPLER”), our retail marketer affiliate, supplies approximately 82% of the switched load.  Approximately 12% of DP&L’s annualized residential load switched to CRES providers with DPLER acquiring 57% of the switched load.  For the calendar year 2011, based on current trends, we project customer shopping will negatively impact gross margin by approximately $55 - $60 million compared to the 2010 impact of approximately $17 million.

Current Annualized Estimate	% of MWHs
Retail Load Supplied by DP&L	49%

CRES Share of DP&L Load
DPLER Share of DP&L Load	42%
3rd Party Share of DP&L Load	9%
Total CRES Provided Load	51%

Total Retail Load	100%

2011 Earnings Guidance

DPL has reaffirmed its 2011 adjusted earnings from continuing operations guidance of $2.30 to $2.55 per share and expects its adjusted earnings from continuing operations to be at the low end of its guidance.   Adjusted earnings from continuing operations is a non-GAAP financial measure which excludes the impacts of the year to date September 2011 special items totaling $0.37 per share, as reflected in the non-GAAP to GAAP earnings per share reconciliation above, and also excludes estimated merger transaction costs for the balance of the year which are reflected in the full year 2011 non-GAAP to GAAP earnings per share reconciliation on the last page of this press release.

Merger Update

On September 23, 2011, DPL announced that its shareholders voted to approve the proposal to adopt the previously announced agreement and plan of merger with The AES Corporation (“AES”) and its wholly-owned merger subsidiary, Dolphin Sub, Inc., at the company’s annual shareholders’ meeting.

Completion of the transaction between DPL and AES is subject to certain conditions, including the receipt of regulatory approvals from the Federal Energy Regulatory Commission and The Public Utilities Commission of Ohio.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined under Securities and Exchange Commission regulations.  Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP) in the United States.

DPL’s earnings per share is prepared in accordance with accounting principles generally accepted in the United States of America and represent the company’s earnings per share as reported in DPL’s financial statements filed with the Securities and Exchange Commission.  Adjusted earnings per share is a non-GAAP financial measure. DPL’s management believes adjusted earnings per share to be relevant and useful information to our investors as this measure excludes certain special items.  Management feels this is a meaningful analysis of our financial performance as it is not obscured by these special events.  This non-GAAP measure is also used by management in evaluating the company’s ongoing operating performance.  Adjusted earnings per share is not a substitute for measures determined in accordance with GAAP, and may not be comparable to adjusted earnings per share amounts reported by other companies.  The estimated range of non-GAAP earnings per share for full year 2011 included in this press release includes known adjustments and one projected adjustment as of the date of this press release.  Additional events may arise that could affect the projected adjustment and/or give rise to additional adjustments for estimated or actual 2011 non-GAAP earnings per share information disclosed by DPL in the future.

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company. DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER), which also does business as DP&L Energy.  The Dayton Power and Light Company, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier.  DPL, through its subsidiaries, owns and operates approximately 3,800 megawatts of generation capacity, of which 2,800 megawatts are coal-fired units and 1,000 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Forward Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including earnings and other projections, the proposed merger transaction between DPL and The AES Corporation (AES) and the expected timing and completion of the transaction, management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters, constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; a material deterioration in DPL’s retail and/or wholesale businesses and assets; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development and operation of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; an otherwise material adverse change in the business, assets, financial condition or results of operations of DPL; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.  Regarding the proposed merger transaction with AES, there can be no assurance as to the timing of the closing of the transaction, or whether the transaction will close at all.  The following factors, among others, could also cause or contribute to causing our actual results to differ materially from the results anticipated in our forward looking statements:  the ability to obtain required regulatory approvals of the transaction or to satisfy other conditions to the transaction on the terms and expected timeframe or at all; transaction costs; and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, other business partners or government entities.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

The information contained herein is submitted for general information and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
$ in millions except per share amounts	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenues	$511.8	$516.9	$1,451.4	$1,413.6

Cost of Revenues:
Fuel	129.0	104.3	320.9	297.1
Purchased power	108.3	119.0	342.7	282.7

Total cost of revenues	237.3	223.3	663.6	579.8

Gross Margin	274.5	293.6	787.8	833.8

Operating Expenses:
Operation and maintenance	92.0	84.2	298.2	252.3
Depreciation and amortization	35.8	32.2	106.0	105.3
General taxes	33.8	32.6	104.1	96.3

Total operating expenses	161.6	149.0	508.3	453.9

Operating Income	112.9	144.6	279.5	379.9

Other Income / (Expense), Net
Investment income	0.1	0.3	0.3	0.6
Interest expense	(16.8)	(17.6)	(51.3)	(53.0)
Charge for early redemption of debt	—	—	(15.3)	—
Other expense	(0.5)	(0.5)	(1.2)	(1.8)
Total other income / (expense), net	(17.2)	(17.8)	(67.5)	(54.2)

Earnings Before Income Tax	95.7	126.8	212.0	325.7

Income tax expense	28.6	40.4	69.7	106.9

Net Income	$67.1	$86.4	$142.3	$218.8

Average Number of Common Shares Outstanding (Millions):
Basic	115.0	115.8	114.4	115.7
Diluted	115.5	116.3	115.0	116.2

Earnings per Share of Common Stock:
Basic	$0.58	$0.75	$1.24	$1.89
Diluted	$0.58	$0.74	$1.24	$1.88

Dividends Paid per Share of Common Stock	$0.3325	$0.3025	$0.9975	$0.9075

DPL Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
$ in Millions	2011	2010
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$142.3	$218.8

Adjustments to reconcile Net income to Net cash provided by operating activities:
Depreciation and amortization	106.0	105.3
Deferred income taxes	70.5	38.7
Unamortized investment tax credit	(2.1)	(2.1)
Charge for early redemption of debt	15.3	—
Changes in certain assets and liabilities	(64.1)	(54.5)
Other	(3.1)	25.4
Net Cash Provided by Operating Activities	264.8	331.6

Cash Flows from Investing Activities:
Capital expenditures	(141.3)	(113.7)
Purchase of MC Squared	(8.3)	—
Purchases of short-term investments and securities	(1.7)	(62.7)
Sales of short-term investments and securities	70.9	14.4
Other	1.5	1.7
Net Cash Used for Investing Activities	(78.9)	(160.3)

Cash Flows from Financing Activities:
Dividends paid on common stock	(113.8)	(104.8)
Early redemption of Capital Trust II debt	(122.0)	—
Premium paid for early redemption of debt	(12.2)	—
Payment of MC Squared debt	(13.5)	—
Payment of long-term debt	(297.4)	—
Issuance of long-term debt	300.0	—
Withdrawals from revolving credit facilities	50.0	—
Repayments of borrowings from revolving credit facilities	(50.0)	—
Repurchase of DPL common stock	—	(3.9)
Exercise of warrants	14.7	—
Other	1.9	1.6
Net Cash Used for Financing Activities	(242.3)	(107.1)

Cash and Cash Equivalents:
Net change	(56.4)	64.2
Balance at beginning of period	124.0	74.9

Cash and Cash Equivalents at End of Period	$67.6	$139.1

Supplemental Cash Flow Information:
Interest paid, net of amounts capitalized	$49.4	$59.6
Income taxes paid, net	$25.5	$60.8
Non-cash financing and investing activities:
Accruals for capital expenditures	$14.8	$14.1
Long-term liability incurred for the purchase of assets	$18.7	$—

DPL Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	At	At
	September 30,	December 31,
$ in Millions	2011	2010
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$67.6	$124.0
Short-term investments	—	69.3
Accounts receivable, net	203.2	215.5
Inventories, at average cost	126.8	115.3
Taxes applicable to subsequent years	15.9	63.7
Other prepayments and current assets	68.6	40.6
Total current assets	482.1	628.4

Property, Plant and Equipment:
Property, plant and equipment	5,508.3	5,353.6
Less: Accumulated depreciation and amortization	(2,652.7)	(2,555.2)
	2,855.6	2,798.4
Construction work in process	118.6	119.7
Total net property, plant and equipment	2,974.2	2,918.1

Other Noncurrent Assets:
Regulatory assets	178.2	189.0
Other deferred assets	42.0	77.8
Total other noncurrent assets	220.2	266.8

Total Assets	$3,676.5	$3,813.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Current portion - long-term debt	$0.4	$297.5
Accounts payable	82.2	98.7
Accrued taxes	72.4	68.1
Accrued interest	15.6	18.4
Customer security deposits	16.9	18.7
Other current liabilities	37.0	40.9
Total current liabilities	224.5	542.3

Noncurrent Liabilities:
Long-term debt	1,223.6	1,026.6
Deferred taxes	670.0	625.4
Regulatory liabilities	133.1	124.0
Pension, retiree and other benefits	25.9	64.9
Unamortized investment tax credit	30.3	32.4
Insurance and claims costs	14.1	10.1
Other deferred credits	112.6	146.2
Total noncurrent liabilities	2,209.6	2,029.6

Redeemable Preferred Stock of Subsidiary	22.9	22.9

Common Shareholders’ Equity:
Common stock, at par value of $0.01 per share	1.2	1.2
Warrants	1.6	2.7
Common stock held by employee plans	(7.1)	(12.5)
Accumulated other comprehensive loss	(72.1)	(18.9)
Retained earnings	1,295.9	1,246.0
Total common shareholders’ equity	1,219.5	1,218.5

Total Liabilities and Shareholders’ Equity	$3,676.5	$3,813.3

DPL Inc.

OPERATING STATISTICS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Electric Sales (Millions of kWh):
Residential	1,432	1,515	4,120	4,224
Commercial	1,125	1,121	3,042	2,931
Industrial	946	939	2,642	2,717
Other retail	392	399	1,083	1,096
Total retail	3,895	3,974	10,887	10,968

Wholesale	703	625	1,825	2,170

Total electric sales	4,598	4,599	12,712	13,138

Operating Revenues ($ in Thousands):
Residential	$193,684	$194,510	$540,821	$520,599
Commercial	108,462	107,503	300,934	289,925
Industrial	71,564	66,909	200,963	196,780
Other retail	30,931	30,832	86,606	85,622
Other miscellaneous revenues	5,749	2,854	12,658	6,949
Total retail	410,390	402,608	1,141,982	1,099,875

Wholesale	40,660	31,124	101,748	110,473

RTO revenues	59,599	80,384	205,501	194,307

Other revenues	1,158	2,769	2,200	8,901

Total operating revenues	$511,807	$516,885	$1,451,431	$1,413,556

Other Statistics:
Average price per kWh - Retail (cents)	10.39	10.06	10.37	9.96
Fuel cost per net kWh generated (cents)	2.84	2.51	2.75	2.40
Fuel cost per net kWh generated (cents) - Includes allowance/coal sales and derivative gains/(losses)	3.01	2.49	2.80	2.38
Electric customers at end of period	515,758	513,776	515,758	513,776
Average kWh use per residential customer	3,153	3,328	9,051	9,264
Peak demand - Maximum one-hour use (mW)	2,977	2,924	2,977	2,924
Total generation (Millions of kWh)	4,076	4,201	11,020	12,446

Degree Days
Heating	124	52	3,604	3,475
Cooling	839	849	1,158	1,225

DPL Inc.

RECONCILIATION OF THE ESTIMATED RANGE OF 2011 NON-GAAP DILUTED EARNINGS PER SHARE

(unaudited)

	Estimate For the Year Ended
Non-GAAP Diluted Earnings per Share Reconciliation	December 31, 2011

2011 Diluted EPS - GAAP Range	$1.73	$1.98
Plus:
Mark to Market losses	$0.08	$0.08
Debt purchase premium and write-off	0.09	0.09
Tax adjustments	0.05	0.05
Storm costs	0.05	0.05
Estimated merger related costs	0.30	0.30
2011 Diluted EPS - Non GAAP Range*	$2.30	$2.55

* The estimated range of non-GAAP diluted earnings per share for full-year 2011 included in this press release includes four known adjustments and one estimated adjustment noted above. Additional events may arise that could affect the estimated adjustment and/or give rise to additional adjustments for estimated actual 2011 adjusted earnings per share information disclosed by DPL in the future.

Inquiries concerning this report should be directed to:

Craig Jackson
Vice President and Treasurer
Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,
or solicitation of any offer to buy, any securities.